EXHIBIT 32.1

WRITTEN STATEMENT OF CHIEF EXECUTIVE OFFICER AND

CHIEF FINANCIAL OFFICER PURSUANT TO SECTION 906 OF THE

SARBANES — OXLEY ACT OF 2002

The undersigned, the Chief Executive Officer and the Chief Financial Officer of HMS Income Fund, Inc. (“the Company”), each hereby certifies that to his knowledge, on the date hereof:

(a) the Quarterly Report on Form 10-Q of the Company for the quarterly period ended September 30, 2012, filed on the date hereof with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section l3(a) or 15(d) of the Securities Exchange Act of 1934; and

(b) information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 14, 2012	By:	/s/ CHARLES N. HAZEN
Charles N. Hazen
Chairman and Chief Executive Officer

Date: November 14, 2012	By:	/s/ RYAN T. SIMS
Ryan T. Sims
Chief Financial Officer and Secretary